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                     July 21, 2020

       Ernest Garcia, III
       President, Chief Executive Officer and Chairman
       Carvana Co.
       1930 W. Rio Salado Parkway
       Tempe, AZ 85281

                                                        Re: Carvana Co.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 1-38073

       Dear Mr. Garcia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services